ADVANCE AUTO PARTS THIRD QUARTER COMPARABLE STORE SALES ESTIMATED TO BE FLAT; LOWER THAN ANTICIPATED SALES GROWTH WILL CONSTRAIN EARNINGS PER SHARE IN THE THIRD QUARTER 2008

ROANOKE, Va, October 7, 2008 – Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced that revenue for its fiscal third quarter ended October 4, 2008 increased approximately 2.6% driven by 124 net new stores and flat comparable store sales.  Fiscal 2008 third quarter comparable store sales results were considerably lower than the second quarter 2008 which increased 2.9%.

The Company had expected third quarter sales growth to decelerate versus the second quarter due to the absence of the economic stimulus payments checks issued by the Federal government.  However, the challenging economic environment, volatility in the financial and credit markets and the impact of the hurricanes and related gas shortages in the Southeast further limited sales growth in the third quarter.

Commercial comparable store sales increased approximately 10.9% in the third quarter continuing their double-digit comparable store sales growth. The DIY business experienced comparable store sales declines of approximately 4.2% in the third quarter primarily driven by the current economic environment.  The lower than anticipated sales growth will result in the Company’s earnings per share to be approximately flat as compared to the fiscal 2007 third quarter reported earnings per share of $0.57.  In addition, the Company believes the third quarter sales trends will continue through the balance of the fiscal year as customers further adjust to the challenging economic environment.

"We remain committed to investing in our strategic initiatives while prudently making the necessary adjustments to navigate through the current environment," said Darren Jackson, President and CEO. "We also remain confident in our team members' ability to help our customers navigate through these challenging times."

The financial results contained in this release are preliminary, and therefore, subject to the Company’s completion of its customary quarterly closing and review procedures.  Further details will be released during the Company’s previously scheduled earnings release and conference call.

Earnings Release and Investor Conference Call
The Company will release its fiscal third quarter 2008 earnings on October 29, 2008 after the market closes and will host a conference call on October 30, 2008 at 10 a.m. Eastern Daylight Time to discuss its quarterly results.  To listen to the live call, please log on to the Company’s website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP.  The call will be archived on the Company’s website until October 30, 2009.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets.  As of October 4, 2008, the Company operated 3,352 stores in 40 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts and accessories can be found on the Company’s website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate.  These statements discuss, among other things, expected growth and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, rising fuel prices, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 29, 2007, on file with the Securities and Exchange Commission.  Actual results may differ materially from anticipated results described in these forward-looking statements.  The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

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